CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

This Confidential Severance Agreement and Release ("Agreement") is made between (i) Robert Howard ("Employee") and (ii) Bill Barrett Corporation, its predecessors, successors, parents, subsidiaries, assigns, and affiliates, and each of their respective officers, directors, shareholders, agents, and employees (the "Company"). Employee and the Company are referred to collectively as the "Parties."

RECITALS

WHEREAS, Employee has been employed by the Company as Chief Financial Officer.

WHEREAS, the Parties wish to end that employment and all other relationships between them and resolve fully and finally all of their rights and responsibilities with respect to each other; and

WHEREAS, in order to accomplish an amicable termination of the employment relationship and all other relationships between them, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.Effective Date. This Agreement shall become effective on the eighth day after Employee's execution of this Agreement, provided that Employee executes this Agreement no later than May 9, 2016 and has not revoked Employee’s acceptance pursuant to paragraph 5(d) below (the “Effective Date”).

2.Separation. Employee was notified on February 22, 2016 (the “Notification Date”) that his employment with the Company will end on or about May 6, 2016 (the actual date of such separation being the “Separation Date”), and Employee shall be paid Employee’s current base salary and/or all other benefits to which Employee is currently entitled through the Separation Date. Employee understands that this payment constitutes full and final payment of Employee’s wages under applicable state wage laws. Employee’s employment with the Company will end on the Separation Date and, except as otherwise provided in this Agreement, all benefits and privileges and obligations arising from such employment will end as of the close of business on the Separation Date. Employee and the Company agree that Employee will not be required to be physically present at the offices of Bill Barrett Corporation or perform any fieldwork beyond the Separation Date. Employee agrees that between Employee’s Notification Date through Employee’s Separation Date, Employee will provide all reasonable support necessary to transition the duties of Employee’s position and any information and support requested that is necessary to the transition, and Employee shall provide assistance as requested by the Company within the scope of Employee’s duties. If Employee fails to fulfill these obligations, the Company may accelerate the Separation Date to a date up to and including the date of such failure by giving written notice of the accelerated Separation Date to Employee.

3.Severance Payment and Benefits.

Subject to Paragraph 1, in addition to receiving full and final payment of salary, outstanding benefits, and/or expense reimbursement, Employee will be paid an aggregate amount of $1,101,804.00, subject to applicable withholding for old-age, survivors, and disability insurance tax, or hospital insurance tax, payable by the Company under Section 3111 of the Internal Revenue Code, other federal, state and local withholding taxes, and other legally required and/or permitted deductions (the “Aggregate Amount”). The Aggregate Amount shall be paid to Employee as follows:

a.Severance Payment in the amount of $1,101,804.00, subject to applicable withholdings, payable in four equal quarterly installments, the first of such installments to be paid on the regular payroll date following the 8th day after Employee executes, and does not revoke, this Severance Agreement, or the Separation Date, whichever is later.

b.Provided Employee timely elects COBRA coverage through proper notice and remains eligible for COBRA, the Company agrees to pay the COBRA coverage premiums for Employee’s elected COBRA coverage for medical, dental, and vision benefits for the period until the earliest of (i) November 30, 2017, (ii) the date on which Employee is entitled to coverage under another medical plan, or (iii) the end of the period during which Employee is entitled to COBRA coverage (“COBRA Subsidy”). The period during which Employee is entitled to receive the COBRA Subsidy pursuant to this paragraph shall run concurrently with and shall not extend the period during which Employee is entitled to COBRA coverage under applicable law.

c.Employee is eligible for transitional outplacement benefits with Right Management;

d.Employee understands and agrees that the unvested equity awards set forth below will be accelerated to vest as of the Separation Date, in addition to any equity that vested or vests on or before the Separation Date:

i.
Restricted shares to vest are 62,198 shares consisting of 7,362 shares in the February 2013 award; 9,440 shares in the July 2013 award; 13,991 shares in the February 2014 award; and 31,405 shares in the February 2015 award.

ii.	Performance shares to vest are 29,448 shares from the February 2013 award; 23,602 shares from the July 2013 award; and 27,983 shares from the February 2014 award.

iii.	Performance cash units to vest are 47,108 Units from the February 2015 award.

Performance shares and performance cash units will vest on a prorata basis based on estimated performance vesting determined in the sole discretion of the Compensation Committee of the Company.

e.Severance Payment and Benefits. Employee and Company agree that upon Employee’s breach of any provision of this Agreement, the Company will deliver written notice of such breach to Employee, and if the breach is capable of being cured, and Employee fails to cure the breach within fifteen (15) days of receipt of such notice, the Company may cease making the payments described in this Paragraph 3 and seek all other damages and remedies available to the Company, including but not limited to its attorney’s fees and costs.

4.General Release of the Company by Employee.

a.In consideration for the payments made pursuant to Paragraph 3 above, Employee and Employee’s assigns, subrogees, heirs, affiliates, beneficiaries, agents, representatives, and successors hereby voluntarily and knowingly release and discharge the Company and the Company’s successors, subrogees, assigns, principals, parents, owners, managers, agents, partners, employees, shareholders, officers, directors, board members, members, volunteers, subsidiaries, affiliates, agents, representatives, associates, attorneys, staff, and any other related entity from any and all claims, actions, causes of action, liabilities, demands, rights, damages, costs, attorney's fees (including but not limited to any claim of entitlement for attorney's fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorney's fees), expenses and controversies of every kind, nature, and description, which Employee may have, direct or indirect, known or unknown, foreseen or unforeseen, from the beginning of time through the Effective Date of this Agreement.

b.This release shall include, by way of example and not limitation, all claims, actions, causes of action, liabilities, demands, rights, damages, costs, attorneys' fees, expenses and controversies of every kind which arise out of, relate to, or are based on (i) Employee's employment with the Company or the separation thereof or the compensation paid to Employee or others during or after Employee’s employment with the Company, (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties (excluding any claims which may arise after the Effective Date concerning enforcement of this Agreement and excluding any claims that may not be waived as a matter of law), (iv) all state and federal statutes, including without limitation all contract claims, all wrongful discharge or employment claims, all tort claims, all claims arising under the United States or Colorado constitutions, all claims based on race, sex, age, disability or any other characteristic of Employee, including without limitation, Title VII of the Civil Rights Act of 1964; the Equal Pay Act (29 U.S.C. § 206(a) and interpretive regulations); the Civil Rights Act of 1991, as amended (42

U.S.C. §§ 1981, et seq.); the Public Employee Relations Act, 43 P.S. §§ 1101.101, et seq.; the Americans with Disabilities Act, as amended (including by the Americans with Disabilities Act Amendments Act of 2008) (42 U.S.C. §§ 12101, et seq.); the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act (“OWBPA”) (29 U.S.C. §§ 623, et seq.) (“ADEA”); the Fair Labor Standards Act (29 U.S.C. §§ 201, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"); the Lilly Ledbetter Fair Pay Act of 2009; the Employee Retirement Income Security Act of 1974, amended (29 U.S.C. §§ 301, et seq.); the Family and Medical Leave Act (29 U.S.C. §§ 2601, et seq.); the Genetic Information Nondiscrimination Act (42 U.S.C. § 2000FF); the Uniform Services Employment and Reemployment Rights Act (38 U.S.C. §§ 4301-4333); the Immigration Reform and Control Act of 1986 (8 U.S.C. §§ 1101, et seq.); the Health Insurance Portability and Accountability Act; the National Labor Relations Act (29 U.S.C. §§ 141-187); the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101, et seq.); the Colorado Anti-Discrimination Act; the Colorado Civil Rights Act; the Colorado Equal Pay Law; the Colorado Whistleblower law; the Colorado Claim Wage Act and the Minimum Wage Order; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A); each as amended.

c.This release shall include, by way of example and not limitation, any claims for retaliation, wrongful termination, harassment, discrimination; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for unpaid wages, commissions, deferred compensation, any and all types of bonuses, payment of accrued leave, severance, attorney’s fees, and any other compensation; claims related to stock options; claims arising out of any and all employee handbooks, policy and procedure manuals, pension plans, and other policies and practices of the Company; claims related to any tangible or intangible property of yours that remains with the Company; and any and all claims arising under any other federal, state or local laws, statutes, regulations, or ordinances, as well as any common law legal or equitable claims. Notwithstanding any provision in this Agreement to the contrary, this Release shall not apply to Employee’s restricted stock or stock options, or amounts payable pursuant to the Company’s 2010 Deferred Compensation Plan, if applicable, conveyed pursuant to the Company’s stock option, stock incentive, or other equity plans (each, a “Plan”) or any other claim that may not be released as a matter of law. All such stock option grants shall be governed solely in accordance with the applicable Plan and agreements, which Employee hereby adopts, ratifies and confirms.

d.This Release does not affect Employee’s right to file a charge with or participate before the Equal Employment Opportunity Commission, or any state or city Civil Rights Division. However, Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Company or in the event Employee seeks to recover against the Company in any claim brought by a government agency on Employee’s behalf, this Agreement shall serve as a complete defense to such claims and that Employee is expressly waiving the right to recover damages and attorney’s fees from any such proceeding.

5.Older Workers Benefit Protection Act - Employee acknowledges that Employee has been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a.	Employee is advised to consult with an attorney before signing this Agreement.

b.	Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.

c.
Employee has forty-five (45) days from the date of receipt of this Agreement to consider this Agreement. Employee acknowledges that if Employee signs this Agreement before the end of the forty-five (45) day period, it will be Employee’s personal, voluntary decision to do so and that Employee has not been pressured to make a decision sooner.

d.
Employee has seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to Michele Vion Choka, Vice President-Human Resources of the Company. Employee understands that Employee will not receive any Severance Payment under this Agreement if Employee rescinds it, and in any event,

Employee will not receive any Severance Payment until after the seven-day revocation period has expired.

e.	This waiver between Employee and the Company is written in a manner calculated to be understood by Employee.

f.
Employee is not obligated to sign this Release and Waiver, and refusal to do so will not jeopardize Employee’s right to any benefits to which he is already entitled; except that it is specifically understood and agreed that the Employee is not otherwise entitled to the Aggregate Amount of severance, and that the Aggregate Amount is being given specifically in consideration of the releases and waivers herein.

g.
Employee understands that any rights under the federal Age Discrimination in Employment Act or Older Worker Benefit Protection Act arising after the execution of this Release and Waiver are not waived. In addition, this Release and Waiver does not impose any condition precedent, any penalty or other limitation adversely affecting the Employee’s right to challenge this agreement under the OWBPA.

6.Return of Company Property and Information. Employee represents and warrants that, on or prior to the Separation Date, Employee will return to the Company any and all Company property, documents and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business, and will refrain from accessing or in any way interfering with the Company’s information management system, including, but not limited to its computers, servers and internal website. Employee agrees that, to the extent Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, tablet, PDA, cell phone or other device, Employee will return a copy of those files, data and information to the Company and delete those files, data, or information from that personal computer or other device (and will retain no copies in any form). Employee also will return any Company calling cards, access cards or keys, credit cards, any keys to any filing cabinets, and all other Company property prior to the Effective Date of this Agreement. Employee will be allowed to keep the Company’s cell phone, iPad, and laptop computer, provided that all Company information is removed from each device.

7.Report of Misconduct. Employee acknowledges and agrees that Employee has had the opportunity to notify appropriate personnel within the Company of any violation or potential violation of any laws or regulations or Company policies or any other misconduct by the Company or any of its management personnel or other representatives in the course of their duties on behalf of the Company.

8.Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, including compensation, bonus and other amounts that may be paid to other employees, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

9.No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any party hereto with regard to this Agreement, shall be construed as an admission by the Company of liability or of any fact that might give rise to liability for any purpose whatsoever.

10.Warranties and Representations by Employee. Employee makes the following warranties and representations:

a.Employee has read and understood this Agreement and agrees to the conditions and obligations set forth in it. Employee understands and agrees that, by signing this Agreement, the Employee is giving up any right to file legal proceedings against the Company for the released claims as set forth above that arose on or before the Separation Date;

b.Employee has voluntarily executed this Agreement after having been advised to consult with legal counsel and without being pressured or influenced by any statement or representation of any person acting on behalf of the Company, and without relying upon any statement or representation of any person acting on behalf of the Company;

c.Employee has no knowledge of the existence of any lawsuit, charge, or proceeding, or the threat of any such action, against the Company or any of its officers, directors, agents or employees arising out of or otherwise connected with any of the matters herein released;

d.Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement;

e.Employee has full and complete legal capacity to enter into this Agreement; and

f.Employee admits, acknowledges, and agrees that he/she is not otherwise entitled to receive the payments described in Paragraph 3. Employee expressly acknowledges that such payments are good and sufficient consideration for this Agreement. Employee admits, acknowledges, and agrees that the payments set forth in Paragraph 3 above represents, among other components, full and final payment of all wages, compensation, bonuses, or other benefits other than stock option grants, stock purchases or deferred compensation under the Plan identified in Paragraphs 3(d) and 4(c), from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company.

11.Confidentiality of Agreement.

a.The facts surrounding Employee’s separation of employment from the Company and all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers or other terms or conditions of the negotiations or the agreement reached, shall be kept confidential by Employee and Employee’s counsel from all persons and entities other than the Parties to this Agreement. However, either Party may disclose the amount received in consideration of the agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state or federal governments, (ii) for the purpose of enforcing any term of this Agreement, or (iii) in response to compulsory process, and only then after giving the other Party ten business days advance notice of the compulsory process, if not prohibited by applicable law or regulation, and affording the other Party the opportunity to obtain any necessary or appropriate protective orders. Furthermore, Employee shall be entitled to reveal the terms and conditions of this Agreement to Employee’s spouse and attorney, accountant or financial advisor who agree to be bound by the confidentiality provisions of this Paragraph 11(a). Company is entitled to reveal the contents of this Agreement to its tax advisers, lawyers, and as otherwise required for internal reporting and/or other compliance requirements.

b.All maps, budgets, business plans, financial data, reserve and production data, well completion techniques and data, information concerning oil and gas operations, contracts, title and lease data, status of existing land ownership positions, current leasing programs, indications of future land acquisition areas of interest, option and leasing terms, bonus payments, geologic information or interpretations, seismic information or interpretations, potential seismic programs, exploration or development plans, and trends which can be derived from such information which have been disclosed or furnished to or accessed by Employee, either directly or indirectly, intentionally or unintentionally, or developed, acquired or otherwise obtained by Employee during the period of Employee’s employment with the Company or as a result of such employment relationship are the exclusive property of the Company and are proprietary to the Company (collectively, the “Confidential Information”). Employee shall not use, nor disclose to any third party, any Confidential Information. Upon execution of this Agreement, Employee will deliver to the Company all Confidential Information, copies thereof or derivations therefrom, maps and other material or records acquired by or developed by Employee for the Company. The provisions of use and confidentiality set forth herein shall survive the execution of this Agreement. Employee hereby expressly acknowledges that any use of Confidential Information, or any breach by Employee of Employee’s obligations to maintain strict confidentiality of the Confidential Information shall result in a claim for injunctive relief and/or damages against Employee by the Company, and possibly by others.

12.Non-Disparagement. Except as required by law, Employee agrees not to make to any person, media outlet (including television, print or electronic sources), social networking site, or internet blog, any statement that disparages the Company or reflects negatively on the Company, including, but not limited to statements regarding the Company's financial condition, and its officers, directors, board members, managers, employees, attorneys and affiliates. Company agrees to same consideration for Employee.

13.Code Section 409A: Taxation. The compensation and benefits provided under this Agreement are intended to either comply with the requirements of the statutory provisions of Code Section 409A and any Treasury Regulations and other interpretive guidance issued thereunder collectively (“Code Section 409A”) or satisfy the requirements of an applicable exception thereto, and this Agreement shall be construed and administered in accordance with such intent. In no event does the Company guarantee any particular tax consequences, outcome or tax liability to Employee. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from Employee or any other individual to the Company or its affiliates. In the event the Company determines that any compensation or benefit payable hereunder may be subject to the requirements of Code Section 409A, the Company (without any obligation to do so or obligation to indemnify Employee for any failure to do so) may adopt, without the consent of Employee, such amendments to this Agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from Code Section 409A or (b) comply with the applicable requirements of Code Section 409A. Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Employee shall have no right (directly or indirectly) to determine the year in which such payment is made. With respect to compensation and benefits subject to the requirements of Code Section 409A, in the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years. No compensation or benefit that is subject to the requirements of Code Section 409A and that is payable upon Employee’s termination of employment shall be paid unless Employee’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall not be provided to Employee prior to the earlier of (1) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company or (2) the date of Employee’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment delay shall be paid in a lump sum to Employee, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. The determination of whether Employee is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Each installment payment payable hereunder shall be deemed to be a separate payment for purposed of Code Section 409A. All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Company’s health plans, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

14.Entire Agreement. This Agreement is the entire agreement between the Parties concerning the subject matter hereof, and cannot be modified except in writing signed by all Parties. The Parties are not relying on any promises or representations other than those contained in this Agreement. All prior agreements, understandings, promises, representations, and writings are expressly superseded hereby; provided, however, that the Indemnification Agreement dated April 15, 2004 between Company and Employee shall remain in full force and effect according to its terms, and the Amended and Restated Change in Control and Severance Protection Agreement dated effective January 1, 2015 between the

Company and Employee shall remain in full force and effect according to its terms until six (6) months after the Separation Date and any amounts payable pursuant to that agreement shall be reduced by the amount of the Severance Payment set forth in Section 3(a).

15.Severability. If any provision of this Agreement is found unenforceable, that provision will be treated as if it was not in the Agreement, and all other provisions shall remain in full force and effect to the maximum extent permissible under the law.

16.Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue for any action concerning this Agreement or the subject matter of this Agreement shall be solely in the federal or state courts located in the City and County of Denver, State of Colorado.

17.Employment Inquiry. In the event of any inquiry regarding the employment of Employee with the Company, the responding representative of the Company will provide only the following information: 1) the term of service and the highest pay rate attained by Employee; and 2) the scope of Employee’s duties and authority in Employee’s position with the Company, unless the Employee provides the Company with an executed Release. Employee will direct reference requests only to the Company’s Human Resources Department.

18.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and each of their respective successors, heirs, and assigns.

19.Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same instrument. A facsimile or email scan of any original signature shall be binding against the signatories.

20.Amendment. This Agreement may not be amended or modified, except in a written agreement signed by all Parties to this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Confidential Severance Agreement and Release on the dates written below.

EMPLOYEE

/s/ Robert Howard 3/14/2016
Robert Howard    (Date)

BILL BARRETT CORPORATION

/s/ Michele Choka 3/17/2016
Michele Choka    (Date)
Vice President-Human Resources